Exhibit 99.1

Delta Apparel Reports Record Sales for the Second Quarter of Fiscal Year 2004

DULUTH, Ga.—(BUSINESS WIRE)—January 30, 2004—Delta Apparel, Inc. (AMEX-DLA) announces record sales for the quarter ended December 27, 2003 of $45.6 million, a 52.1% increase from the prior year second fiscal quarter.

The sales increase of $15.6 million over the prior year quarter was the result of the acquisition of M. J. Soffe Co., which accounted for $17.1 million in sales in the quarter. Gross margin for the quarter ended December 27, 2003 improved to 19.5% compared to 17.1% in the prior year quarter. The improvement in gross margin was primarily the result of the higher gross margins associated with M. J. Soffe Co., offset partially by lower gross margins in the basic tee shirt business. The gross margin on basic tee shirts declined in the second fiscal quarter compared to the prior year quarter primarily due to lower average selling prices and higher raw material costs. During the quarter ended December 27, 2003, the Company was able to achieve an approximate 6% reduction in its converting costs through a series of process improvement programs in its manufacturing facilities. The improved converting results are expected to continue in the future. The reduction in converting costs achieved during the second fiscal quarter was capitalized in inventory at December 27, 2003. During the third fiscal quarter, the effect of these improvements is expected to be partially offset by the higher raw material costs and the costs associated with reduced production schedules.

Selling, general and administrative costs increased to $8.1 million, or 17.9% of sales, compared to $3.0 million, or 10.1% of sales, in the prior year quarter primarily due to the addition of the M. J. Soffe Co. Selling costs increased as a percentage of sales primarily as a result of the higher selling costs associated with branded apparel products. Operating income was $0.7 million for the quarter ending December 27, 2003, a decrease of $1.3 million, or 64.5%, from $2.1 million in the second fiscal quarter of the prior year.

Interest expense was $0.9 million for the quarter, compared to $0.2 million in the prior year quarter. The increase in interest expense resulted primarily from the increase in average debt outstanding, resulting from the M. J. Soffe acquisition.

Net loss for the second fiscal quarter was $0.1 million compared to net income of $1.2 million in the prior year second fiscal quarter. Basic and diluted earnings per share for the quarter ended December 27, 2003 were a loss of $0.02 per share on 4.06 million and 4.19 million shares, respectively. Basic and diluted earnings per share for the quarter ended December 28, 2002 were $0.28 and $0.27 on 4.06 million and 4.22 million shares, respectively. On December 27, 2003 the Company had 4.06 million shares outstanding.

Sales for the first six months of fiscal year 2004 were $76.4 million, up $17.5 million, or 29.8%, from the first six months of the prior year. For the six months ended December 27, 2003, operating earnings were $1.8 million, down $3.3 million from the first six months of the prior year. Net earnings for the first six months of fiscal year 2004 were $0.5 million, down $2.4 million from the first six months of the prior year. Basic and diluted earnings per share for the six months ended December 27, 2003 were $0.12 per share. For the six months ended December 28, 2002, basic and diluted earnings per share were $0.73 and $0.70 per share, respectively.

Accounts receivable increased $6.0 million from December 28, 2002 to $23.7 million on December 27, 2003. The increase in accounts receivable was primarily the result of the addition of the M. J. Soffe Co., offset partially by lower accounts receivable due to lower sales in basic tee shirts during the quarter.

The Company completed its purchase of the M. J. Soffe Co. on October 3, 2003. A preliminary purchase price allocation indicates that no value will be allocated to the property, plant and equipment of M. J. Soffe for book and tax purposes. A tax loss was generated as a result of no value being allocated to the property, plant and equipment. The Company was able to take the tax loss and carry the loss back to the pre-acquisition income for the M. J. Soffe Co., resulting in an $8.3 million federal tax refund.

Inventories increased $61.1 million from December 28, 2002 to $111.3 million on December 27, 2003. The acquisition of M. J. Soffe Co resulted in an increase of $54.7 million in inventory compared to the prior year. The remaining increase in inventory was the result of lower than expected sales of tee shirts during the quarter and a strategy to build inventories to take advantage of lower cost raw materials that were available during the previous quarters.

The Company purchased 7,853 shares of its stock through its Stock Repurchase Program during the quarter ended December 27, 2003 for a total cost of $0.1 million. Pursuant to its Stock Repurchase Program, the Company has repurchased a total of 0.4 million shares of stock for a total cost of $4.2 million. Including the shares repurchased pursuant to the Company’s Dutch Tender Offer, the Company has repurchased a total of 1.0 million shares of stock for a total cost of $11.8 million. The Company has authorization from its Board of Directors to repurchase an additional $1.8 million of its common stock.

Robert W. Humphreys, President and CEO, commented, “We completed the acquisition of the M. J. Soffe Co. during the quarter and are excited about the synergies we see developing between the two businesses. The tax refund received through the acquisition reduced our cash investment in the M. J. Soffe business by approximately 13%. Since the acquisition of M. J. Soffe Co. in October, we have reduced the debt in this business by $11.6 million. While we were disappointed with our sales and operating results for the quarter, we believe the steps we took during the quarter will improve our position for the future. During the quarter we closed a domestic sewing plant and took significant manufacturing downtime to start reducing inventories in the M. J. Soffe business. We expect to reduce inventories in both of our businesses in the second half of the year. The reduced operating schedules had a short term negative impact on operating income but will help improve the balance sheet by our fiscal year end. Price increases have taken effect in the tee shirt market in January and appear to be holding at this time. We look forward to the spring selling season in both of our product lines.”

Delta Apparel also announces that its Board of Directors declared a dividend of six cents per common share of stock. The dividend is payable February 23, 2004 to shareholders of record as of the close of business on February 11, 2004. This dividend is pursuant to the Company’s previously announced quarterly dividend program, which the Company may amend or terminate at any time.

Delta Apparel, Inc., along with its wholly owned subsidiary M. J. Soffe Co., is a vertically integrated marketer, manufacturer and distributor of high quality branded and unbranded activewear apparel. The Company specializes in selling a variety of branded casual and athletic activewear tops and bottoms, unembellished T-shirts, and fleece products for the ever-changing apparel market. These products are sold to screen printers, private label accounts and distributors, as well as being sold through specialty sporting goods stores and department stores. In addition, certain products are sold in college bookstores and to the U.S. Military. Delta Apparel has operations in the United States, Honduras, Mexico and Costa Rica and employs about 4,600 worldwide.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on Delta Apparel’s expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in the Company’s reports filed with the Securities and Exchange Commission. In addition, there are risks and uncertainties associated with the Soffe business that may not be known at this time. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. The Company does not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

      Contact:  Delta Apparel, Inc.
                       Herb Mueller    678/775-6900

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	Dec 27, 2003	Dec 28, 2002	Dec 27, 2003	Dec 28, 2002

Net Sales	$45,623	$30,002	$76,425	$58,885
Cost of Goods Sold	36,714	24,881	63,434	47,760

Gross Margin	8,909	5,121	12,991	11,125

SG&A	8,148	3,032	11,207	5,867
Other (Expense) Income	(31)	(34)	50	(142)

Operating Income	730	2,055	1,834	5,116

Interest Expense	892	171	1,046	319
Taxes	(71)	729	290	1,851

Net (Loss) Income	$(91)	$1,155	$498	$2,946

Weighted Average Shares Outstanding
Basic	4,064	4,062	4,054	4,057
Diluted	4,187	4,220	4,176	4,213

Net Income per Common Share
Basic	$(0.02)	$0.28	$0.12	$0.73
Diluted	$(0.02)	$0.27	$0.12	$0.70

	Dec 27, 2003	June 28, 2003	Dec 28, 2002

Cash	$ 365	$ 203	$ 127
Receivables, Net	23,693	22,196	17,738
Income Tax Receivable	669	434	730
Inventories	111,250	47,174	50,165
Property, Plant & Equipment, Net	20,891	22,077	21,632
Other Assets	3,802	2,363	1,494

Total Assets	$160,670	$94,447	$91,886

Total Debt	$ 58,815	$ 9,865	$13,531
Other Liabilities	35,841	18,613	14,398

Total Liabilities	94,656	28,478	27,929

Stockholders' Equity	66,014	65,969	63,957

Total Liabilities and Stockholders' Equity	$160,670	$94,447	$91,886